EXHIBIT 10.3

CONSULTING AGREEMENT

This Agreement is Made as of the 3rd day of November, 2009 between ELECTRIC CAR COMPANY, INC., a Delaware corporation and or its Subsidiaries (the “Company”) having an office at 1903 N Barnes Ave Springfield, MO 65803 and EVPC LLC a Florida Company, whose mailing address is 1288 Glen Road West Palm Beach, FL 33406, and whose physical address is 2500 East Tamarind Avenue, West Palm Beach, Florida 33407 and is referred to as (the “Consultant”).

WHEREAS, the Company desires to engage Consultant and Consultant desires to accept such engagement by the Company on the terms and subject to the conditions hereinafter set forth and as outline was previously agreed to in the Letter of Intent dated and executed on October 19, 2009. All conditions hereto this contract is considered as true and full agreement with previous agreements, oral or written not admissible.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Engagement. The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement by the Company, upon the terms and conditions set forth below.

2. Term. Subject to the provisions for herein provided, the engagement of the Consultant shall commence as of the date of this Agreement and shall continue for a term of three (3) years with four (4) additional renewable optional years (the “Term”). Continue year to year unless any party cancels in writing agreement prior to 90 days of anniversary of the date of execution of said contract.

3. Duties and Responsibilities.

3.1 During the Term, the Consultant shall have the position of Electric Automotive Motor Sales and Conversion Consultant to the Company, and in connection therewith, the Consultant shall perform Consultant duties and responsibilities commonly incident to such position as may be assigned to him from time to time by the President or under the authority of the Board of Directors of the Company (the “Board”). The Consultant is to create and develop matched electric or hybrid systems, with equal interests in proprietary achievements, while engaged in this contract and for specific needs of and including: Electric drive systems for: Larger than (one) 1 ton rated livery vehicle trucks, buses, and limousine livery vehicles. The EV, (electric vehicle), or Hybrid (full electric drive system with optional gas) project may be developed in West Palm Beach and shipped to Company in Springfield. Tech support by consultant or his team for EV or Hybrid systems is to be available normal business hours Monday-Friday Eastern Standard Time.

3.2 Nothing contained herein shall require the Consultant to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. The Consultant shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority.

3.3 Consultant shall be responsible to help set up a Franchising Division, duties including: new EV and Hybrid system design consulting for client programs choosing Electric and Hybrid systems for: Larger than (one) 1 ton rated livery vehicle trucks, buses, and limousine livery vehicles.  Other related costs, agreed necessary for Franchise Division development including but not limited to training space and personnel are to be paid by Company. Consultant will contribute knowledge and sales help for potential clients in order to grow Conversion Franchises throughout the world using the Company’s exclusive and proprietary Franchise Division specifications, jointly owned and developed, during the period of the engagement. For all EV and Hybrid business done while engaged with Company, Consultant receives commission of   10% gross annual, in entirety and renewing each year, on all EV and Hybrid related franchises sold by the Company or Consultant during the time of this engagement.

3.4 With engagement of this agreement, the Consultant shall have available for showing and demonstration at the Atlantic City Limo show on November 8, 2009 - a 100% electric Porsche Boxster.  While engaged and with all associated costs covered by Company including but not limited to travel and transportation to and from shows, and lodging for predetermined personnel and vehicles, Consultant represents Company and may offer EV or Hybrid vehicle to help gain interest in diverse EV technology.  Consultant is not required to cover travel and transportation costs to shows requested by Company. If Consultant elects to do so without the request of the company he may represent Consultants personal business interests in EV, Hybrid conversion sales in addition to Company's business interests.  With any travel cost scenario Consultant does not sell or transfer sale of: Larger than (one) 1 ton rated livery vehicle trucks, buses, and limousine livery vehicles with Electric or hybrid propulsion systems to any other electric vehicle manufacturers other than ELCR or its subsidiaries.

3.5 Consultant will appoint the Company to be one of its International Distributors of all Luxury and Sports Car Conversions offered at time of this agreement.  Company, acting as Distributor is offered at wholesale prices, vehicle conversions for EV and Hybrid vehicles as well as all offered fiberglass body conversion packages for high line vehicles.

3.6 Company may, at its option, and expense, if additional space is needed, provide Consultant and team, research/production facility in West Palm Beach for larger vehicle prototyping, and manufacturing EV and Hybrid drive systems, size, term and number of personnel on staff at facility to be mutually agreeable.  Company and Consultant both as separate entities, agree to share each with 50%  ownership and future use rights, for all intellectual properties and patents, derived at said research facility funded by Company. If sale of such technology is agreed upon Company and Consultant they will both receive 50% of proceeds.  Furthermore, and by request of the Company, and with provided facility, Consultant agrees to actively, and with equal and joint ownership rights, pursue innovative and technologically viable solutions for the new EV and livery industries including, but not limited to:

Rolling resistance reduction tires, Air energy recapturing devices, Hydraulic energy power generators, Solar photovoltaic, Solar thermal, and Advanced aerodynamics for: Larger than (one) 1 ton rated livery vehicle trucks, buses, and limousine livery vehicles with Electric or hybrid propulsion systems.

If Company chooses not to provide research/prototype facility Consultant may actively engage in research of any of the above mentioned technologies wholly and with proprietary rights and intellectual property rights owned solely by Consultant.

 4. Compensation.

4.1   The Company shall pay the Consultant 50% of all Franchise Fees received until the Consultant receives $200,000.00 then the Company will pay the Consultant 20% of all future Franchise net income.

4.2 Bonus. In addition to the Commission Compensation, the Consultant will be eligible to receive a performance bonus during the engagement with the Company of up to ten million (10,000,000) shares of common stock of CCUC per year based upon the performance criteria earned at the rate of one share per one dollar in Electric Vehicle Sales,  i.e. if the Electric Vehicle Division has revenue of one million dollars ($1,000,000.00) the Consultant will earn one million (1,000,000) shares of restricted common stock of CCUC. For the purposes of calculating the shares earned the earning periods will be calculated every six (6) months starting with the execution of this agreement and based on the volume of sales during the previous six (6) month period – the company will issue the common restricted stock which the Consultant shall not sell, transfer, assign or otherwise convey prior to the 1st anniversary of the date such Restricted Stock is issued. In the event the Consultant’s ceases to be engaged by the Company, except for termination of Consultant’s engagement under Certain Circumstances, the Company shall have the right to repurchase any Restricted Stock issued less than two years prior to the date of such termination at a price to be determined either based on fair market value or at such terms to be agreed upon by the Company and Consultant.

4.3. Expenses. The Company shall pay or reimburse the Consultant for all reasonable pre-approved out-of-pocket expenses incurred by the Consultant, accompanied by vouchers therefore in accordance with the Company’s policies, in the course of providing services to the Company.

5. Termination.

5.1 Termination by the Company for Cause. The Company may terminate this Agreement at any time during the Term for Cause, effective immediately upon written notice to the Consultant of such termination. For purposes of this Section 5.1, “Cause” shall mean:

The Consultant’s subsequent conviction or plea of nolo contendere to any felony at the time of said contract being executed, or a determination by the Company, following an opportunity by the Consultant to appear and be heard by the Board, that the Consultant is engaging in or has engaged in fraud, misappropriation, dishonesty in financial dealings or embezzlement in connection with the business, operations or affairs of the Company while engaged as Consultant.

This Clause does not include any individual contractors hired to perform services for or by Contractor, nor does it include existing staff, such as, but not limited to:  independent contractors, secretaries, personal assistants, legal representation, etc.

5.2 Voluntary Termination. The Consultant or company, may terminate their engagement hereunder, anytime after one year and upon not less than 90 days prior written notice to the Company. If Consultant terminates the contract, all future commissions will be forfeited.

6. Miscellaneous.

6.1 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivery against receipt or if mailed by first class mail and by registered or certified mail, return receipt requested, addressed to Company and to the Consultant at their respective addresses set forth in the first paragraph of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

6.2 Parties in Interest. No party shall assign this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

6.3 Further Assurances. From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Delaware applicable to Contracts made and to be performed therein without giving effect to the principles of conflict of laws. This agreement is governed under the laws of Delaware. However, any dispute over the amount of $5,000 will be settled through binding Arbitration and a change of venue to West Palm Beach, Florida.

6.5 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be considered originals for all purposes.

6.6 Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

6.7 Entire Agreement; Modification; Waiver. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.

6.8 Trade Secrets. Consultant agrees that with provision for research/prototype facility in West Palm Beach FL, it will not, during or after the termination with the Company, furnish or make accessible to any person, firm, company or any other entity any trade secrets, technical data, customer list, sales representatives, or know-how acquired during the term of engagement with the Company which relates to the past and current business, practices, methods, processes, programs, equipment or other confidential or secret aspects of the business of the Company, or its subsidiaries or affiliates or any portion thereof, without the prior written consent of the Company, unless such information shall have become public knowledge, other than being divulged or made accessible by Consultant.

6.9 Non-disclosure. During the term of engagement and for one (1) year after its termination, Consultant will not, directly or indirectly, disclose the names of the Company’s customers, prospects or sales representatives or those of its subsidiaries and affiliates or attempt to influence such customers or representatives to cease doing business with the Company or its subsidiaries or affiliates. Consultant shall communicate and make known to the Company all Knowledge possessed which it may legally impart relating to any methods, developments, designs, processes, programs, services, and ideas which concern in any way the business or prospects of the Company and its subsidiaries and affiliates from the time of entering this Agreement until the termination thereof.

6.10 Conflict of Interest. Consultant agrees that during the term of engagement Company shall allow the Consultant to operate pre-existing, non-competing-Electric Vehicle Performance Conversions (EVPC LLC).

Consultant agrees that EVPC, LLC will not compete or engage in business or production of: Larger than (one) 1 ton rated livery vehicle trucks, buses, and limousine livery vehicles with Electric or hybrid propulsion systems, with the exception to channeling sales to ELCR or its subsidiaries. Company agrees that ELCR or its subsidiaries will not engage in business of automobiles and vehicles not listed above without purchase of conversion from Consultant.

Consultant also offers at wholesale pricing, a full line of EV's and Hybrid conversions to Electric or Hybrid: boats, sport scars, submarines, snowmobiles, pickup trucks, motorcycles, scooters, SUV's and automobiles.

[Signature page follows]

IN WITNESS WHEREOF,

The parties have duly executed this Agreement as of the

Date first above written.